SECURITIES AND EXCHANGE COMMISSION

Washington, DC

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2008

RBS GLOBAL, INC.	REXNORD LLC
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)

Delaware	Delaware
(State of Incorporation)	(State of Incorporation)

333-102428	033-25967-01
(Commission File Numbers)

01-0752045	04-3722228
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

4701 Greenfield Avenue Milwaukee, Wisconsin	53214
(Address of principal executive offices)	(Zip Code)

(414) 643-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 1, 2008, Mr. Todd A. Adams was appointed Chief Financial Officer and Senior Vice President of RBS Global, Inc. (“the Company”) and Rexnord LLC (“Rexnord”). Mr. Adams, who is 37, has been Vice President, Controller and Treasurer of both companies since July 2004. His initial base salary will be $280,000, and he will be eligible to participate in the Company’s Management Incentive Plan and to receive grants of stock options under the Rexnord Holdings, Inc. 2006 stock Option Plan. Prior to joining Rexnord, he held positions as Director of Financial Planning and Analysis at The Boeing Company from February 2003 to July 2004, Vice President & Controller of APW Ltd. from July 2000 – February 2003 and Vice President & Controller of Applied Power Inc. (currently Actuant Corporation) from May 1998 to July 2000. Mr. Adams holds a BS in Finance from Eastern Illinois University and is a Certified Public Accountant.

On that same date, Mr. George C. Moore, Executive Vice President and Chief Financial Officer of the Company and Rexnord, relinquished his role as Chief Financial Officer of both companies. Mr. Moore will continue in his position as an Executive Vice President at both companies.

Item 8.01. Other Events.

On March 28, 2008, the Company sold its French subsidiary, Rexnord SAS, to members of that company’s local management team. The purchase price for the sale was €1 (one Euro), subject to a customary post-close working capital adjustment. In connection with the sale, the Company expects to record an estimated pretax loss on divestiture of approximately $6.0 million (including transaction costs), which will be recognized in the Company’s fourth quarter and fiscal year ending March 31, 2008. The divestiture is not expected to have a material impact on Rexnord’s overall capabilities or results of operations.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Co-registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 1st day of April, 2008.

REXNORD LLC

By:	/s/ Todd A. Adams
Todd A. Adams
Chief Financial Officer

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Co-registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 1st day of April, 2008.

RBS GLOBAL, INC.

By:	/s/ Todd A. Adams
Todd A. Adams
Chief Financial Officer

3